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                                                                    Exhibit 99.1

                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER


         THIS AMENDMENT, dated February 8, 1999 (this "Amendment"), is an Amendment to the Agreement and Plan of Merger, dated as of December 10, 1998 (the "Agreement"), by and among Logan's Roadhouse, Inc., a Tennessee corporation (the "Company"), CBRL Group, Inc., a Tennessee corporation ("CBRL"), Cracker Barrel Old Country Store, Inc., a Tennessee corporation ("Cracker Barrel") and LRI Merger Corporation, a Tennessee corporation ("LRI").

         WHEREAS, the parties have entered into the Agreement;

         WHEREAS, the Company is a party to a certain Memorandum of Understanding, dated February 8, 1999 (the "Memorandum"), relating to that certain action entitled Everett Ramage vs. Logan's Roadhouse, Inc., et al. (Davidson County Chancery Court No. 99-90-III) (the "Action"), by and among counsel for the Company and its directors, counsel for SunTrust Equitable Securities Corporation and counsel for the plaintiffs to the Action;

         WHEREAS, pursuant to the terms of the Memorandum, the Company must, inter alia, issue a press release on the date hereof over a nationwide news wire service announcing that the Merger Agreement has been amended to reduce the termination fee from $5.5 million to $1.5 million and that the Closing Date will be set for February 16, 1999;

         NOW THEREFORE, in consideration of the provisions hereof and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Section 10.2 of the Agreement is hereby deleted in its entirety and in its place insert the following:

         Closing. The Closing of this transaction shall be held at the offices of Baker, Donelson, Bearman & Caldwell, Nashville City Center, 511 Union Street, Ste 1700, Nashville, Tennessee 37219, on February 16, 1999 or at such other time and place as the parties hereto may agree.

         2. Section 7.7 of the Agreement, fourth sentence, is hereby deleted in its entirety and in its place insert the following:

If the Company shall exercise its right to terminate this Agreement pursuant to
Section 9.1(e) and within one year after the date of such termination the Company executes a definitive agreement with respect to an Alternative Transaction (as herein after defined), then, upon such execution, the Company shall pay CBRL a fee in the amount of $1,500,000 in immediately available funds.

         3. Defined terms. Capitalized terms used in this Amendment but not defined herein shall have their meanings assigned to them in the Agreement.




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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                         LOGAN'S ROADHOUSE, INC.


                                         By: /s/ David McDaniel
                                             -----------------------------------
                                             Chief Financial Officer


                                         CBRL GROUP, INC.


                                         By: /s/ Jim Blackstock
                                             -----------------------------------
                                             Vice President



                                         CRACKER BARREL OLD COUNTRY
                                         STORE, INC.


                                         By: /s/ Jim Blackstock
                                             -----------------------------------
                                             Vice President



                                         LRI MERGER CORPORATION


                                         By: /s/ Jim Blackstock
                                             -----------------------------------
                                             Secretary